Exhibit 99.1

Arrow Electronics Names Michael J. Long President and Chief Operating Officer and a Director of the Company

MELVILLE, N.Y.--(BUSINESS WIRE)--The board of directors of Arrow Electronics, Inc. (NYSE: ARW) announced today that Michael J. Long has been named president and chief operating officer of the company. In addition, the company announced that Long has been elected to the Arrow Electronics, Inc. board of directors and nominated for re-election at the annual meeting of shareholders in May 2008.

A 17-year veteran of the company, Long, 49, will continue to report to Arrow’s Chairman and Chief Executive Officer William E. Mitchell. As president and chief operating officer of Arrow, Long will be responsible for all of the company’s business operations, including Arrow’s Global Components and Enterprise Computing Solutions groups.

“Mike has proven his abilities and delivered on the strategic objectives of the company,” Mitchell said. “He has an exceptional track record as an operating executive, has been a powerful contributor to Arrow’s growth agenda and has demonstrated his ability to lead global management teams. As we continue to accelerate our strategic and operational performance, I am delighted that all of Arrow’s businesses will now benefit from Mike’s leadership, his focus on driving growth and his commitment to the development of the best team in the industry.”

Long previously served as senior vice president of Arrow and president of the company’s global components business. That business accounted for $11.2 billion of the company’s $16 billion total revenues in 2007.

“Arrow is a great company with a tremendous future and significant growth opportunities,” said Long. “I am proud of this recognition and I look forward to working with our experienced and capable leadership team to deliver value to our customers, suppliers, and all of our stakeholders around the world.”

Long has been with Arrow since its 1991 acquisition of Schweber Electronics, where he held various leadership roles. In 1994, he served as president of Capstone Electronics, an Arrow company, and was appointed president of Gates/Arrow Distributing in 1995. Long then served as president and COO of Arrow North American Computer Products (now Arrow Enterprise Computing Solutions), and next as president of the company’s North America and Asia-Pacific components business.

Long holds a bachelor’s degree in business administration from the University of Wisconsin. He serves on the board of AmerisourceBergen, and is a member of the board of trustees of the Denver Zoo.

About Arrow Electronics

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, New York, Arrow serves as a supply channel partner for approximately 700 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 300 locations in 50 countries and territories.

CONTACT:
Arrow Electronics, Inc.
Sabrina N. Weaver, 631-847-5359
Director, Investor Relations
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Paul J. Reilly, 631-847-1872
Senior Vice President & Chief Financial Officer
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Jacqueline F. Strayer, 631-847-2101 (Media)
Vice President, Corporate Communications